Exhibit 10.87

AMENDED AND RESTATED

SEVERANCE AGREEMENT, WAIVER AND RELEASE

This Agreement is made and entered into as of this 12th day of January, 2016 by and among IsoRay Medical, Inc., a Delaware corporation (“Medical”), IsoRay International LLC, a Washington limited liability company (“International”), IsoRay, Inc., a Minnesota corporation (“IsoRay”) and the parent of Medical and International (collectively IsoRay and all of its subsidiaries, including Medical and International, are referred to herein as the “Company”), and Dwight Babcock (“Employee”). This Agreement amends and restates, in its entirety, the Severance Agreement, Waiver and Release dated January 6, 2016 by and between Medical, IsoRay and Dwight Babcock.

WHEREAS, the parties mutually wish to conclude the employment relationship on an amicable basis and set forth in this Agreement a resolution of all matters pertaining to Employee’s employment by Company.

WHEREAS, Employee is the owner of various IsoRay stock options, which may be issued with certain restrictions as outlined in the Non-Qualified Stock Option Agreements between Employee and IsoRay, Inc.

WHEREAS, Employee was employed by the Company in multiple capacities until his resignation from his employment in all capacities with IsoRay and all of its subsidiaries as of the Effective Date (as defined below). He has also agreed to resign from the IsoRay Board and the Medical Board.

WHEREAS, Employee agrees, subject to the terms and conditions of this Agreement, to make the representations, warranties, and covenants contained herein in exchange for the Company making certain payments as described herein.

NOW, THEREFORE, and in consideration of the acts, payments, covenants, and mutual agreements herein described and agreed to be performed, the parties agree as follows:

1.           Monetary Payment to Employee. Upon the expiration of the applicable revocation period set forth below, and provided that Employee has not revoked this Agreement, the Company will continue Employee’s current base salary from Effective Date through January 6, 2017 (the “Severance Period”), less applicable payroll tax and other withholding thereon as required by law. The Company shall not continue to provide any welfare plan benefits to Employee after the Effective Date, and Employee acknowledges and agrees that he shall not be entitled to vacation pay during the Severance Period.

Employee acknowledges that this payment constitutes special consideration to Employee in exchange for Employee’s promises and agreements as set forth in this Agreement and that Company was not otherwise obligated to make the above payment.

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Employee agrees that upon the performance of this Agreement, no further compensation is due or owing to Employee from the Company whether in the form of cash or non-cash compensation with respect to any relationship between the Company and Employee.

2.           Separation of Employment. Employee acknowledges that Employee’s employment relationship with Company ended on January 7, 2016 (“Effective Date”).

3.           Stock Options. Subject to the Non-Qualified Stock Option Agreements and the various IsoRay, Inc. Stock Option Plans pursuant to which the options were granted, Employee has the time set forth in each option to exercise them before they expire as all options granted have vested.

4.	Waiver, Release, And Discharge Of Claims.

a.           Expressly subject to the limitation set forth in Section 4(e) below, Employee waives, releases, and discharges all of his existing rights to any relief of any kind (known and unknown) from the Company, affiliates, divisions, directors, officers, members, managers, employees, agents, successors, and assigns (all of whom are referred to herein collectively as the “Released Parties”), including without limitation all claims that arise out of or that relate to his employment or his separation from employment with the Company, all claims that arise out of or that relate to any of the statements or actions of any of the Released Parties, all claims that arise under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, the Arizona Civil Rights Act, the Arizona wage payment laws, or the Arizona Employment Protection Act (and any corresponding Washington statutes), all claims for relief or other benefits under any other federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, all claims that any of the Released Parties engaged in conduct prohibited on any basis under any federal, state, or local statute, ordinance, regulation, rule of decision, or principle of common law, and all claims for fees, costs, and disbursements (all of which are referred to herein collectively as “Claims”).

b.           Employee acknowledges that he may later discover Claims, facts, or causes of action presently unknown, unsuspected, or different from those that he now suspects or believes to be true. Employee expressly waives and assumes the risk that the facts or law may be other than he believes them to be. Employee acknowledges and agrees that this Agreement is a general release of all Claims, known and unknown, regardless of the discovery or existence of any additional or different facts or Claims at any time after he signs this Agreement.

c.           Employee will not file or be a party to any lawsuit against any of the Released Parties that seeks to recover under or that arises out of any Claim. If Employee breaches this covenant, he will immediately repay the full consideration that he is receiving in exchange for this Agreement, regardless of the outcome of the lawsuit.

d.           Nothing in this Agreement shall be construed to prohibit Employee from filing a charge or a complaint with or participating in any investigation or proceeding conducted by a federal or state administrative agency charged with enforcement of law. This includes, but is not limited to, the EEOC, OSHA, DOL, and the NLRB. Employee shall have a right to engage in protected activity.

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e.           Nothing in this Agreement including this Section 4 is intended to nor shall it in any way waive or limit Employee’s claims or rights under any and all of the Company’s insurance policies including, but not limited to, any and all of the Company’s Directors’ and Officers’ insurance policies. Nothing in this Agreement or this Section 4 is intended to nor shall it in any way waive Employee’s right to indemnification and/or advancement of defense expenses pursuant to the Company’s articles, bylaws, indemnification agreements, applicable statute or common law, or otherwise. Nothing in this Agreement or this Section 4 is intended to nor shall it in any way waive Employee’s actual or potential, present or future, claims or rights to indemnification or contribution under applicable law against any person whether that person is defined in this Agreement as a “Released Party” or otherwise. Nothing in this Agreement or this Section 4 is intended to nor shall it in any way waive or limit Employee’s entitlement to the utilization or benefit of any exculpation provisions in the Company’s corporate documents.

5.	Post-Employment Obligations.

a.     Notwithstanding Employee’s separation from employment with the Company, Employee will make himself available for such communications and consultations as the Company may reasonably request through the duration of the IsoRay securities class litigation, provided, however, that such communications and consultations do not unduly interfere with his other business or personal arrangements.

b.     Employee acknowledges that from time to time during his employment he was entrusted with or received access to certain confidential commercial information of the Company and other entities owned and/or controlled by the Company’s ownership, including without limitation information concerning the Company’s and their financial affairs, business dealings, assets and holdings, liabilities, contractual arrangements with management, personnel, marketing programs, plans, and proposals, and other information about internal systems, processes, concepts, practices, and procedures (“Confidential Information”). Employee further acknowledges that he has been instructed by the Company to, and agrees that he will, preserve and maintain the confidentiality of all such Confidential Information.

c.     Employee acknowledges that all documents and other tangible property relating in any way to the business of the Company that he developed or that came into his possession during his employment are the property of the Company. On or before January 12, 2016, Employee will return to the Company all Company-owned property, specifically including all keys and card key badges to company buildings or property, all company-owned equipment, and all company documents and papers, including but not limited to trade secrets or confidential company information. The parties acknowledge that Employee shall be provided with access to company email and documents on the Company’s servers solely as necessary to fulfill his obligations as set forth in Section 5(a) above.

d.     Except as expressly permitted in Section 5(c) above, Employee will not access or attempt to access, directly or indirectly, in any manner whatsoever, the Company’s electronic equipment, network or files, including without limitation the Company’s email and voicemail systems, the Company’s electronic document storage and retrieval systems, and the Company’s computer network servers and related equipment.

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e.     Employee will not make any comments to any employees, vendors, suppliers, or business partners of the Company that disparage, derogate, defame, besmirch, or reflect adversely upon the reputation, character, image, services, employees, management, or leadership of the Company; provided, however, that this paragraph will not be construed to prevent Employee from making truthful statements in connection with the fulfillment of any legally mandated reporting or disclosure obligations.

f.     The IsoRay Board of Directors will not make any comments to any employees, vendors, suppliers, or business partners of the Company that disparage, derogate, defame, besmirch, or reflect adversely upon the reputation, character, or image of Employee; provided, however, that this paragraph will not be construed to prevent the IsoRay Board of Directors from making truthful statements in connection with the fulfillment of any legally mandated reporting or disclosure obligations.

g.     Employee will not disclose any of the terms and conditions of this Agreement to any person or entity at any time, except as provided herein. Employee may disclose this Agreement to his spouse, attorneys, accountants, or tax planners, provided that if he discloses the Agreement to any such person, he must simultaneously inform that person that the person must keep the information strictly confidential and that the person may not disclose the information to any other person without the advance written consent of the Company, and provided further that any disclosure of this Agreement by any such person will constitute a disclosure by Employee.

h.     If the Company determines that Employee has violated or has not satisfied any obligation imposed upon him under this Agreement, the Company, in addition to any other rights or remedies which it may possess, and without prejudice thereto, may terminate its obligation to provide the benefits set forth in Section 1, above, by submitting written notice to Employee of such termination. In such an event, and upon written demand from the Company therefor, Employee also will immediately remit to the Company the value of the benefits that the Company provided to him under Section 1, above, prior to such determination.

6.           Older Workers’ Benefit Protection Act. In accordance with the Older Workers’ Benefit Protection Act of 1990, Employee is aware of the following with respect to the release of any claims under the Age Discrimination in Employment Act (“ADEA”):

a.           Employee has the right to consult with an attorney before signing this Agreement, and is hereby advised to do so;

b.           Employee has twenty-one (21) days to consider this Settlement Agreement and the release of any ADEA claim, which Employee may waive;

c.           Employee has seven (7) days after signing this Agreement to revoke Employee’s release as to any ADEA claim, and the release will not be effective as to any ADEA claim until the eighth day following Employee’s execution of this Agreement; and

d.           A portion of the payment received under this Agreement is specifically to release any claims under the ADEA.

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In the event Employee elects to revoke this release pursuant to paragraph 6(c) above, Employee shall notify Company by hand-delivery notice of the revocation, within seven (7) days after signing this Agreement to:

Jodi R. Bohr, Shareholder

Gallagher & Kennedy

2575 E. Camelback Road, Suite 1100

Phoenix, AZ 85016

In the event Employee exercises the right to revoke this release pursuant to paragraph 6(c) above, any and all obligations of Company under this Agreement shall be null and void, Employee agrees that if Employee signs this Agreement prior to the expiration of the twenty-one (21) day period Employee has voluntarily waived the right to consider this Agreement for the full twenty-one (21) day period.

7.           No Admission of Liability. Nothing contained in this Agreement shall be construed in any manner as an admission by either party that either party has violated any statute, law or regulation, breached any contract or agreement, or has engaged in any wrongful conduct with respect to Employee or with respect to Company. Company specifically disclaims any liability to or wrongful acts against Employee or any other person, on the part of itself, its employees or its agents. Employee specifically disclaims any liability to or wrongful acts against Company.

8.           Remedies. In the event of default or breach by any party, any and all remedies set forth in the above paragraphs are intended to be non-exclusive, and any party may, in addition to said remedies, seek any additional remedies available either at law or equity.

9.           Authority and Reliance. Employee warrants and represents that: (i) Employee has relied upon Employee’s own judgment regarding the consideration for and language of this Agreement; (ii) Employee has been given the opportunity to consult with legal counsel regarding the terms of this Agreement; (iii) Employee understands this document and has obtained answers to questions that Employee has raised about the document; and (iv) no statements made by Company have in any way coerced or unduly influenced Employee to execute this Agreement. Employee acknowledges that this Agreement is written in a manner that is understandable to Employee and that Employee has read all of the paragraphs of this Agreement. Employee further acknowledges that Employee is entering into this Agreement freely, knowingly, voluntarily, and with a full understanding of its terms. Each party warrants and represents that the party is not relying on counsel for any other party for the performance of any task, provision of any service or rendering of any advice for any purpose whatsoever, but instead is relying solely and exclusively on the party’s own counsel for all matters relating to the terms of this Agreement.

10.           Nature of the Agreement. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. The terms and conditions contained herein, constitute the entire agreements between the parties, and supersede all previous communications or agreements, either oral or written, between the parties with respect to the subject matter of this Agreement, and no agreement or understanding varying or extending the terms of this Agreement shall be binding upon either party unless in writing signed by or on behalf of such party. In the event that any portion of this Agreement is found to be unenforceable for any reason whatsoever, the other enforceable provisions shall be considered to be severable, and the remainder of the Agreement shall continue in full force and effect.

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11.           Applicable Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington. Any action or proceeding concerning this Agreement shall be commenced in Benton County, Washington and the parties irrevocably consent to personal jurisdiction and venue in Benton County, Washington. The parties agree that if any party successfully resorts to legal action to enforce its rights under this Agreement, the losing party shall be liable for reasonable attorneys’ fees incurred by the other party.

12.           No Construction Against Either Party. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The parties intend that representations, warranties, and covenants contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

Acknowledgements and Certifications

a)           The parties are signing this Agreement knowingly and voluntarily;

b)           Employee has the right to consider the terms of this Agreement for twenty-one (21) days from the Effective Date (the “Review Period”); however, Employee does not have to take all 21 days to consider it, and if Employee takes fewer than 21 days to review this Agreement and Release, Employee expressly waives any and all rights to consider this Agreement for the balance of the 21-Day Review Period; and

c)           Employee and the Company agree that any changes that have been made to this Agreement from the version originally presented to Employee (if any) do not extend the Review Period Employee has been given to consider this Agreement, whether those changes are deemed material or non-material.

[Signature Page follows]

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IF YOU SIGN THIS DOCUMENT, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.

EMPLOYER:	EMPLOYEE:

IsoRay, Inc., a Minnesota corporation	Dwight Babcock

By: Brien Ragle	/s/ Dwight Babcock
Signature
Its: CFO
Date: 1/12/16
/s/ Brien Ragle
Signature

Date: 1/12/16

IsoRay Medical, Inc., a Delaware corporation

By: Brien Ragle
Its: CFO

/s/ Brien Ragle
Signature

Date: 1/12/16

IsoRay International, LLC, a Washington limited liability company

By: Brien Ragle
Its: CFO

/s/ Brien Ragle
Signature

Date: 1/12/16

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